Exhibit 99.1
N E W S R E L E A S E

MVB Financial Corp. Announces First Quarter 2023 Results

(FAIRMONT, WV) April 27, 2023 – MVB Financial Corp. (NASDAQ: MVBF) (“MVB Financial,” “MVB” or the “Company”), the holding company for MVB Bank, Inc. ("MVB Bank"), today announced financial results for the first quarter of 2023, with reported net income of $11.3 million, or $0.90 basic and $0.87 diluted earnings per share.
Notable First Quarter Developments
•Total deposits increased by 22.6%, or $580.3 million, from the prior quarter end.
•Liquidity improved. The loan to deposit ratio of 74.9% at quarter-end versus 92.3% at the prior quarter end; total cash and cash equivalents of $575.3 million, up from $40.3 million at the prior quarter end.
•MVB had no outstanding Federal Home Loan Bank or other liquidity-related borrowings, including from the Federal Reserve’s discount window or the Bank Term Funding Program.
•Recent net interest income was resilient, despite actions to increase liquidity taken in response to recent events impacting the banking industry, net interest income was down 2.2% from the prior quarter and up 49.8% from the year-ago period.
•MVB has no held to maturity investment securities. Current tangible book value (“TBV”) and tangible common equity (“TCE”) fully reflects the impact of unrealized losses.1
•Tangible book value grew 4.5% per share to $21.17 from the prior quarter end.
•MVB’s foundation remained stable with a bank leverage ratio of 10.0%.
•MVB’s loan portfolio had limited CRE concentration and office exposure. CRE loans represent 217% of total risk-based capital; office CRE loans of $65.1 million represent 2.76% of total loans and are geographically diverse.
•The gain on the sale of Chartwell Compliance facilitated repositioning of MVB’s investment portfolio (previously-announced) for $14.4 million versus the original $4.1 million purchase price, with a portion of the $11.8 million pre-tax gain being utilized to reposition the investment portfolio.

1 TBV and TCE are non-U.S. GAAP measures. See the reconciliation of TBV to its most directly comparable U.S. GAAP financial measure later in this release.

From Larry F. Mazza, Chief Executive Officer, MVB Financial:
“Despite a perfect storm of events for the banking industry, MVB’s first quarter results reflected our adaptability, solid foundation, the strength and stability of our balance sheet and the resilience of our diversified business model. During the first quarter, total deposits experienced robust growth, our liquidity position was further improved, recent momentum driving net interest income growth was mostly preserved, key capital ratios were increased and asset quality indicators were stable. We created value for our shareholders through our continued growth in tangible book value per share. At the same time, downward pressures on fee income and elevated provisioning related to our portfolio composition pressured our core earnings. During the quarter, we also completed the sale of our Chartwell subsidiary. This transaction is a great example of MVB’s focus on generating shareholder value while positioning Chartwell for continued growth and success. Looking ahead, MVB remains well-positioned to navigate what we expect will be continued challenging market conditions for the foreseeable future.”

FIRST QUARTER 2023 HIGHLIGHTS
•Strong deposit growth amidst industry headwinds.
▪Total deposits grew 22.6%, or $580.3 million, to $3.15 billion, primarily due to growth in certificates of deposit (“CDs”) balances and favorable seasonal considerations in MVB’s gaming and Banking-as-a-Service (“BaaS”) units.
▪Noninterest-bearing (“NIB”) deposits declined 7.9%, or $97.3 million, to $1.13 billion and represented 36% of total deposits, as compared to 48% of total deposits at the prior quarter-end.
▪Total off-balance sheet deposits totaled $1.04 billion, and included $420.4 million of NIB deposits, as compared to $724.04 million, including $271.7 million of NIB deposits, at the prior quarter-end.
•Recent net interest income growth momentum mostly preserved.
▪Net interest income (on a fully tax equivalent basis) declined 2.2%, or $0.7 million, to $33.0 million relative to the prior quarter, primarily due to a decline in net interest margin (on a fully tax equivalent basis), partially offset by growth in average earning asset balances. Relative to the prior year-ago period, net interest income (on a fully tax equivalent basis) increased 49.8%, led by a higher net interest margin (on a fully tax equivalent basis) and growth in average earning asset balances, primarily loan growth.
▪Net interest margin (on a fully tax equivalent basis) was 4.40%, down 17 basis points during Q1 2023, primarily reflecting a higher cost of funds, and a shift in the mix of earning assets as higher yielding loan balances declined, while lower yielding cash balances increased. Actions to secure increased liquidity taken in response to market events of March 2023, including borrowing on the Company’s FHLB line of credit and increases in CDs of $351.0 million, negatively impacted net interest margin by approximately 56 basis points. Borrowings on the Company’s FHLB line were made out of an abundance of caution and were repaid shortly thereafter.
▪Average earning asset balances increased 4.0% during Q1 2023, reflecting materially higher interest-bearing balances with banks, partially offset by a modest decline in average loans. Average loan balances declined 2.5%, reflecting deliberate efforts, beginning in Q4 2022 and continued through Q1 2023, to improve balance sheet liquidity and increased caution given macroeconomic conditions .

•Measures of foundational strength remained intact.
▪The Community Bank Leverage Ratio, MVB’s Tier 1 Risk-Based Capital Ratio and the Bank’s Total Risk-Based Capital Ratio were 10.0%, 13.7%, and 14.9%, respectively, improved from 9.8%, 12.4%, and 13.4%, respectively, at the prior quarter end.
▪Tangible book value per share grew 4.54% to $21.17 from $20.25 at the prior quarter end.
▪Nonperforming loans totaled $13.1 million, or 0.6% of total loans, compared to $11.2 million, or 0.5% of total loans at the prior quarter end. Criticized loans as a percentage of total loans were 3.6%, as compared to 3.0% at the prior quarter end. Net charge-offs were $1.7 million, or 0.28% of total loans on an annualized basis during Q1 2023, compared to $5.4 million.
•Previously-announced sale of Chartwell Compliance completed; investment portfolio repositioned.
•As previously disclosed on March 1, 2023, MVB completed the sale of its wholly-owned subsidiary, Chartwell Compliance ("Chartwell”). The sale price of $14.4 million compares to MVB’s purchase price of $4.1 million when it acquired Chartwell in September 2019. In connection with the $11.8 million pre-tax gain from the sale of Chartwell, MVB elected to sell a portion of the available-for-sale securities to reposition the investment portfolio, incurring a loss of $1.5 million, which was partially offset by a gain of $0.5 million as a result of unwinding a related hedge.
•Higher expenses, pressures on fee income and higher provision expense weigh on core earnings.
▪Noninterest expense increased 5.9%, to $28.3 million from $26.7 million, from the prior quarter, primarily reflecting increased salaries and employee benefits costs, which were driven by higher costs related to the annual incentive plan. The Company remains on track to realize previously announced cost savings associated with the expense reduction initiative announced in Q3 2022.
▪Payment card and service charge income increased $1.9 million from the prior quarter, somewhat offsetting a $3.1 million decline in gains related to the partial sale of one of the Company’s Fintech investments in the fourth quarter of 2022.
▪The provision for credit losses totaled $4.6 million compared to $2.7 million for the prior quarter. The allowance for credit losses was 1.5% of total loans as of quarter-end, an increase of 50 basis points from the prior quarter-end, reflecting changes in loan portfolio composition and the implementation of the Current Expected Credit Loss (“CECL”) allowance methodology as of January 1, 2023. Of note, the allowance attributable to MVB’s consumer automobile portfolio represented 55 basis points of the total allowance for credit losses of 1.5% at March 31, 2023, and 21 basis points of the total allowance for credit losses of 1.0% at December 31, 2022.

INCOME STATEMENT
Net interest income on a tax-equivalent basis totaled $33.0 million for Q1 2023, down $0.7 million, or 2.2%, from Q4 2022 and up $10.9 million, or 49.4%, from Q1 2022. The decline in net interest income compared to Q4 2022 reflects net interest margin contraction, while earning assets and cash increased and average loans decreased. The increase compared to Q1 2022 generally reflects strong loan growth at favorable interest rates, primarily driven by the Company’s strategic lending partnerships growth vehicle and broad-based growth throughout CoRe Banking business, as well as the effects of higher interest rates on earning assets, including investment securities and interest-bearing deposits with other banks.

Interest income increased $4.1 million, or 10.0%, from Q4 2022 and increased $21.5 million, or 92.4%, from Q1 2022. The tax-equivalent yield on loans was 6.59% for Q1 2023, compared to 6.10% for Q4 2022 and 4.71% for Q1 2022. Higher loan yields generally reflect the cumulative impact of robust loan growth booked at higher yields than the prevailing portfolio yield in recent prior quarters and the beneficial impact of Fed rate increases.

Interest expense increased $4.8 million, or 65.9%, from Q4 2022 and increased $10.6 million, or 751.1%, from Q1 2022. The cost of funds was 161 basis points for Q1 2023, up 61 basis point compared to Q4 2022 and up 140 basis points compared to Q1 2022. The increase from the prior quarter primarily reflected the impact of liquidity actions taken in March 2023 in response to market conditions and the impact of higher interest rates. These liquidity actions had a 42 basis point impact on the cost of funds for Q1 2023. The increase in cost of funds compared to the prior year period also reflected higher interest rates, increased FHLB borrowings and the senior term loan, which was entered into during October 2022.

On a tax-equivalent basis, net interest margin for Q1 2023 was 4.40%, a decrease of 17 basis points versus Q4 2022 and an increase of 122 basis points versus Q1 2022. Please see the table below for a reconciliation between net interest margin and net interest margin on a fully tax-equivalent basis, a non-GAAP measure. The decrease in net interest margin from Q4 2022 primarily reflected an increase in cost of funds and a shift in the mix of earning assets (higher yielding loan balances declined while lower yielding cash balances increased), partially offset by higher loan yields. The increase in net interest margin from Q1 2022 reflected strong loan growth and the impact of higher loan yields due to interest rate increases, partially offset by an increase in cost of funds.
Noninterest income from continuing operations totaled $3.1 million for Q1 2023, a decrease of $0.4 million, or 10.7%, from Q4 2022 and a decrease of $6.2 million, or 67.0%, from Q1 2022. The decline compared to the prior quarter is primarily driven by a $3.6 million decrease in gain on sale of assets and a $1.5 million loss on sale of available-for-sale investment securities, partially offset by increases in payment card and service charge income of $1.9 million, gain on sale of loans of $1.8 million, and holding gain on equity securities of $1.1 million. The decrease in gain on sale of assets was due to $2.0 million gain recognized in the prior quarter due to the partial sale of one of the Company’s Fintech investments in fourth quarter 2022. In connection with the gain from the sale of Chartwell, management elected to sell a portion of the available-for-sale securities to reposition the investment portfolio. In connection with the sale, MVB incurred losses on the sale of available-for-sale securities of $1.5 million. A portion of the securities sold had an offset hedge, which was also sold for a gain of $0.5 million and was recorded in interest income. The $6.2 million decrease in noninterest income from Q1 2022 was primarily driven by decreases of $2.3 million in equity method investment income, $2.2 million in gain on sale of available-for-sale investment securities and $1.8 million in equity method holding gains.

In February 2023, the Company completed the sale of the Bank’s wholly owned subsidiary, Chartwell Compliance, for total consideration of $14.4 million. The results of Chartwell operations are included in discontinued operations on the consolidated statements of income. Net income from discontinued operations totaled $8.8 million for Q1 2023, which included a gain on sale of $11.8 million. Net loss from discontinued operations was $0.7 million and $0.8 million for the quarters ended December 31, 2022 and March 31, 2022, respectively.

Noninterest expense totaled $28.3 million for Q1 2023, an increase of $1.6 million, or 5.9%, from Q4 2022 and an increase of $1.1 million, or 3.9%, from Q1 2022. The increases from the quarters ended December 31, 2022, and March 31, 2022 primarily reflect higher salaries and employee benefits costs of $2.4 million, or 17.0% and $1.0 million, or 6.5%, respectively. The increases from the prior periods reflect costs associated with the annual incentive plan. Higher expenses relative to Q4 2022 also reflect severance-related costs associated with the sale of Chartwell.

BALANCE SHEET
Loans totaled $2.36 billion at March 31, 2023, a decrease of $11.5 million, or 0.5%, and an increase of $463.3 million, or 24.4%, as compared to December 31, 2022, and March 31, 2022, respectively. The decrease in loan balances compared to the prior quarter primarily reflects efforts to improve balance sheet liquidity and overall balance sheet management as the Company contemplates future market uncertainty. Loan growth compared to the year-ago period was driven primarily by the Company’s strategic lending partnerships growth vehicle. Loans held-for-sale were $19.9 million as of March 31, 2023, compared to $23.1 million at December 31, 2022, and $9.2 million at March 31, 2022, led by MVB Bank’s government guaranteed lending growth vehicle.

Deposits totaled $3.15 billion as of March 31, 2023, an increase of $580.3 million, or 22.6%, from December 31, 2022, and $641.7 million, or 25.6%, from March 31, 2022. NIB deposits totaled $1.13 billion as of March 31, 2023, a decrease of $97.3 million, or 7.9%, from December 31, 2022, and $174.7 million, or 13.3%, from March 31, 2022. The decrease in NIB deposits is primarily due to the Company’s utilization of off-balance sheet deposit networks to generate fee income, enhance capital and manage liquidity and concentration risk. Growth in total deposits compared to December 31, 2022, primarily reflects an increase in CDs and BaaS accounts, while the growth in deposits compared to March 31, 2022 primarily reflects an increase in CDs.

CAPITAL
The Community Bank Leverage Ratio was 10.0% as of March 31, 2023, compared to 9.8% as of December 31, 2022 and 10.8% as of March 31, 2022.

The Company issued a quarterly cash dividend of $0.17 per share for Q1 2023, consistent with Q4 2022 and Q1 2022.

ASSET QUALITY
Nonperforming loans totaled $13.1 million, or 0.6% of total loans, as of March 31, 2023, as compared to $11.2 million, or 0.5% of total loans, as of December 31, 2022, and $18.0 million, or 1.0% of total loans, as of March 31, 2022. Criticized loans as a percentage of total loans were 3.6%, as compared to 3.0% as of December 31, 2022, and 5.2% as of March 31, 2022.

Net charge-offs were $1.7 million for Q1 2023, compared to $5.4 million for the prior quarter. Net charge-offs for Q1 2022 were $0.7 million, or 0.16% of total loans.

Changes to the outstanding balances of the loan portfolios and the implementation of the CECL allowance methodology as of January 1, 2023, contributed to the increase in the allowance for credit losses. Adoption of the CECL allowance methodology resulted in a $10.0 million increase in the allowance for credit losses, comprised of increases in the allowance for credit losses for loans of $8.9 million and the allowance for credit losses for unfunded commitments of $1.1 million, with $1.2 million of the increase reclassified from the amortized cost basis of purchase credit deteriorated financial assets. This increase was offset by a $2.1 million tax effect, resulting in a cumulative adjustment to retained earnings of $6.6 million.

The provision for credit losses totaled $4.6 million for Q1 2023, compared to $2.7 million for Q4 2022, and $1.3 million for Q1 2022. Allowance for credit losses to total loans was 1.50% as of March 31, 2023, as compared to 1.00% as of December 31, 2022, and 0.99% as of March 31, 2022. The largest portion of the allowance for credit losses is attributable to the consumer automobile portfolio, which accounts for 0.55% of the total allowance of 1.50% as of March 31, 2023.

About MVB Financial Corp.
MVB Financial, the holding company of MVB Bank, is publicly traded on The Nasdaq Capital Market® (“Nasdaq”) under the ticker “MVBF.”

MVB is a financial holding company headquartered in Fairmont, West Virginia. Through its subsidiary, MVB Bank, and MVB Bank’s subsidiaries, MVB Financial provides financial services to individuals and corporate clients in the Mid-Atlantic region and beyond.

Nasdaq is a leading global provider of trading, clearing, exchange technology, listing, information and public company services.

For more information about MVB, please visit ir.mvbbanking.com.

Forward-looking Statements
MVB Financial has made forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, in this press release that are intended to be covered by the protections provided under the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations about the future and are subject to risks and uncertainties. Forward-looking statements include, without limitation, information concerning possible or assumed future results of operations of the Company and its subsidiaries. Forward-looking statements can be identified by the use of words such as “may,” “could,” “should,” “would,” “will,” “plans,” “believes,” “estimates,” “expects,” “anticipates,” “intends,” “continues” or the negative of those terms or similar expressions. Note that many factors could affect the future financial results of the Company and its subsidiaries, both individually and collectively, and could cause those results to differ materially from those expressed in forward-looking statements. Therefore, undue reliance should not be placed upon any forward-looking statements. Those factors include but are not limited to: market, economic, operational, liquidity and credit risk; changes in market interest rates; inability to achieve anticipated synergies and successfully integrate recent mergers and acquisitions; inability to successfully execute business plans, including strategies related to investments in Fintech companies; competition; the pace of recovery following the continued effects of the COVID-19 pandemic and its impact on the Company’s business and financial condition; changes in economic, business and political conditions; changes in demand for loan products and deposit flow; operational risks and risk management failures; and government regulation and supervision. Additional factors that may cause actual results to differ materially from those described in the forward-looking statements can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, as well as its other filings with the Securities and Exchange Commission (“SEC”), which are available on the SEC’s website at www.sec.gov. Except as required by law, the Company disclaims any obligation to update, revise or correct any forward-looking statements.

Accounting standards require the consideration of subsequent events occurring after the balance sheet date for matters that require adjustment to, or disclosure in, the consolidated financial statements. The review period for subsequent events extends up to and including the filing date of a public company’s financial statements when filed with the SEC. Accordingly, the consolidated financial information in this announcement is subject to change.

Questions or comments concerning this Earnings Release should be directed to:

MVB Financial Corp.
Donald T. Robinson, President and Chief Financial Officer
(304) 598-3500
drobinson@mvbbanking.com

Amy Baker, VP, Corporate Communications and Marketing
(844) 682-2265
abaker@mvbbanking.com

Non-U.S. GAAP Financial Measures
This document contains supplemental financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). Management uses these non-U.S. GAAP measures in its analysis of the Company’s performance. These measures should not be considered a substitute for U.S. GAAP basis measures nor should they be viewed as a substitute for operating results determined in accordance with U.S. GAAP. Management believes the presentation of non-U.S. GAAP financial measures that exclude the impact of specified items provide useful supplemental information that is essential to a proper understanding of the Company’s financial condition and results. Non-U.S. GAAP measures are not formally defined under U.S. GAAP, and other entities may use calculation methods that differ from those used by us. As a complement to U.S. GAAP financial measures, our management believes these non-U.S. GAAP financial measures assist investors in comparing the financial condition and results of operations of financial institutions due to the industry prevalence of such non-U.S. GAAP measures. See the tables below for a reconciliation of these non-U.S. GAAP measures to the most directly comparable U.S. GAAP financial measures.

MVB Financial Corp.
Financial Highlights
Consolidated Statements of Income
(Unaudited) (Dollars in thousands, except per share data)

	Quarterly
	2023	2022	2022
	First Quarter	Fourth Quarter	First Quarter
Interest income	$44,763	$40,702	$23,262
Interest expense	12,034	7,253	1,414
Net interest income	32,729	33,449	21,848
Provision for credit losses	4,576	2,694	1,280
Net interest income after provision for credit losses	28,153	30,755	20,568

Total noninterest income	3,067	3,435	9,280

Noninterest expense:
Salaries and employee benefits	16,746	14,317	15,727
Other expense	11,571	12,424	11,531
Total noninterest expenses	28,317	26,741	27,258

Income before income taxes	2,903	7,449	2,590
Income taxes	465	1,731	680
Net income from continuing operations before noncontrolling interest	2,438	5,718	1,910
Income (loss) from discontinued operations, before income taxes	11,831	888	986
Income taxes - discontinued operations	3,049	236	225
Net income (loss) from discontinued operations	8,782	652	761
Net loss attributable to noncontrolling interest	122	139	193
Net income available to common shareholders	$11,342	$6,509	$2,864

Earnings per share from continuing operations - basic	$0.20	$0.46	$0.17
Earnings (loss) per share from discontinued operations - basic	$0.70	$0.05	$0.73
Earnings per share - basic	$0.90	$0.52	$0.90
Earnings per share from continuing operations - diluted	$0.20	$0.45	$0.16
Earnings (loss) per share from discontinued operations - diluted	$0.67	$0.05	$0.68
Earnings per share - diluted	$0.87	$0.50	$0.84

Noninterest Income
(Unaudited) (Dollars in thousands)

	Quarterly
	2023	2022	2022
	First Quarter	Fourth Quarter	First Quarter
Card acquiring income	$622	$497	$983
Service charges on deposits	1,126	684	872
Interchange income	1,862	497	787
Total payment card and service charge income	3,610	1,678	2,642

Equity method investments income (loss)	(1,193)	(1,379)	1,138
Compliance and consulting income	1,016	1,217	1,234
Gain (loss) on sale of loans	(356)	(2,131)	1,083
Investment portfolio gains (losses)	(1,844)	(1,397)	2,394
Other noninterest income	1,834	5,447	789

Total noninterest income	$3,067	$3,435	$9,280

Condensed Consolidated Balance Sheets
(Unaudited) (Dollars in thousands)

	March 31, 2023	December 31, 2022	March 31, 2022
Cash and cash equivalents	$575,265	$40,280	$353,972
Certificates of deposit with banks	—	—	2,229
Securities available-for-sale, at fair value	339,578	379,814	395,301
Equity securities	38,576	38,744	34,447
Loans held-for-sale	19,893	23,126	9,161
Loans receivable	2,361,153	2,372,645	1,897,853
Less: Allowance for credit losses	(35,513)	(23,837)	(18,808)
Loans receivable, net	2,325,640	2,348,808	1,879,045
Premises and equipment, net	22,869	23,630	25,313
Assets from discontinued operations	—	4,315	4,345
Goodwill	2,838	2,838	2,838
Other assets	227,217	207,295	186,813
Total assets	$3,551,876	$3,068,850	$2,893,464

Noninterest-bearing deposits	$1,134,257	$1,231,544	$1,308,998
Interest-bearing deposits	2,016,558	1,338,938	1,200,081
FHLB and other borrowings	—	102,333	—
Senior term loan	9,647	9,765	—
Subordinated debt	73,350	73,286	73,094
Liabilities from discontinued operations	—	5,444	4,053
Other liabilities	46,748	61,358	47,429
Stockholders' equity, including noncontrolling interest	271,316	261,391	263,862
Total liabilities and stockholders' equity	$3,551,876	$3,068,850	$2,893,464

Reportable Segments
(Unaudited)

Three Months Ended March 31, 2023	CoRe Banking	Mortgage Banking	Financial Holding Company	Other	Intercompany Eliminations	Consolidated
(Dollars in thousands)
Interest income	$44,662	$105	$33	$(6)	$(31)	$44,763
Interest expense	11,041	—	993	31	(31)	12,034
Net interest income (expense)	33,621	105	(960)	(37)	—	32,729
Provision for credit losses	4,576	—	—	—	—	4,576
Net interest income (expense) after provision for credit losses	29,045	105	(960)	(37)	—	28,153

Noninterest income	3,018	(1,186)	2,410	1,784	(2,959)	3,067

Noninterest Expenses:
Salaries and employee benefits	9,051	—	4,950	2,745	—	16,746
Other expenses	11,054	34	1,917	1,525	(2,959)	11,571
Total noninterest expenses	20,105	34	6,867	4,270	(2,959)	28,317

Income (loss) before income taxes	11,958	(1,115)	(5,417)	(2,523)	—	2,903
Income taxes	2,515	(504)	(942)	(604)	—	465
Net income (loss) from continuing operations	9,443	(1,617)	(3,469)	(1,919)	—	2,438
Income from discontinued operations, before income taxes	—	—	—	11,831	—	11,831
Income taxes - discontinued operations	—	—	—	3,049	—	3,049
Net income (loss) from discontinued operations	—	—	—	8,782	—	8,782
Net income (loss)	9,443	(611)	(4,475)	6,863	—	11,220
Net loss attributable to noncontrolling interest	—	—	—	122	—	122
Net income (loss) available to common shareholders	$9,443	$(611)	$(4,475)	$6,985	$—	$11,342

Three Months Ended March 31, 2022	CoRe Banking	Mortgage Banking	Financial Holding Company	Other	Intercompany Eliminations	Consolidated
(Dollars in thousands)
Interest income	$23,171	$103	$(7)	$—	$(5)	$23,262
Interest expense	659	—	753	7	(5)	1,414
Net interest income (expense)	22,512	103	(760)	(7)	—	21,848
Release of allowance for credit losses	1,280	—	—	—	—	1,280
Net interest income (expense) after release of allowance for credit losses	21,232	103	(760)	(7)	—	20,568

Noninterest income	6,898	1,223	2,671	1,537	(3,049)	9,280

Noninterest Expenses:
Salaries and employee benefits	9,508	—	4,056	2,163	—	15,727
Other expenses	11,048	—	2,205	1,327	(3,049)	11,531
Total noninterest expenses	20,556	—	6,261	3,490	(3,049)	27,258

Income (loss) before income taxes	7,574	1,326	(4,350)	(1,960)	—	2,590
Income taxes	1,631	341	(869)	(423)	—	680
Net income (loss) from continuing operations	5,943	985	(3,481)	(1,537)	—	1,910
Income from discontinued operations, before income taxes	—	—	—	986	—	986
Income tax expense - discontinued operations	—	—	—	225	—	225
Net income (loss) from discontinued operations	—	—	—	761	—	761
Net income (loss)	5,943	985	(3,481)	(776)	—	2,671
Net loss attributable to noncontrolling interest	—	—	—	193	—	193
Net income (loss) available to common shareholders	$5,943	$985	$(3,481)	$(583)	$—	$2,864

Three Months Ended December 31, 2022	CoRe Banking	Mortgage Banking	Financial Holding Company	Other	Intercompany Eliminations	Consolidated
(Dollars in thousands)
Interest income	$40,568	$120	$33	$—	$(19)	$40,702
Interest expense	6,303	—	950	19	(19)	7,253
Net interest income (expense)	34,265	120	(917)	(19)	—	33,449
Provision for credit losses	2,694	—	—	—	—	2,694
Net interest income (expense) after provision for credit losses	31,571	120	(917)	(19)	—	30,755

Noninterest income	3,326	(1,156)	2,311	1,629	(2,676)	3,434

Noninterest Expenses:
Salaries and employee benefits	8,150	—	3,813	2,370	—	14,333
Other expenses	11,389	23	1,787	1,900	(2,676)	12,423
Total noninterest expenses	19,539	23	5,600	4,270	(2,676)	26,756

Income (loss) before income taxes	15,358	(1,059)	(4,206)	(2,660)	—	7,433
Income taxes	3,663	(279)	(948)	(705)	—	1,731
Net income (loss) from continuing operations	11,695	(780)	(3,258)	(1,955)	—	4,415
Income from discontinued operations, before income taxes	—	—	—	904	—	904
Income tax expense - discontinued operations	—	—	—	236	—	236
Net income (loss) from discontinued operations	—	—	—	668	—	668
Net income (loss)	11,695	(780)	(3,258)	(1,287)	—	6,370
Net loss attributable to noncontrolling interest	—	—	—	139	—	139
Net income (loss) available to common shareholders	$11,695	$(780)	$(3,258)	$(1,148)	$—	$6,509

Average Balances and Interest Rates
(Unaudited) (Dollars in thousands)

	Three Months Ended			Three Months Ended			Three Months Ended
	March 31, 2023			December 31, 2022			March 31, 2022
	Average Balance	Interest Income/ Expense	Yield/ Cost	Average Balance	Interest Income/ Expense	Yield/ Cost	Average Balance	Interest Income/ Expense	Yield/ Cost
Assets
Interest-bearing balances with banks	$285,102	$3,153	4.49%	$113,500	$982	3.43%	$595,574	$214	0.15%
CDs with banks	—	—	—	—	—	—	2,352	13	2.24
Investment securities:
Taxable	236,574	1,848	3.17	233,839	1,114	1.89	241,974	648	1.09
Tax-exempt [2]	137,799	1,308	3.85	136,313	1,343	3.91	128,588	1,137	3.59
Loans and loans held-for-sale: [1]
Commercial [3]	1,620,509	28,538	7.14	1,667,981	27,947	6.65	1,453,262	16,979	4.74
Tax-exempt [2]	3,944	43	4.42	4,161	47	4.48	5,066	52	4.16
Real estate	621,388	6,295	4.11	631,450	6,000	3.77	338,826	2,340	2.80
Consumer	137,547	3,862	11.39	139,705	3,563	10.12	54,623	2,128	15.80
Total loans	2,383,388	38,738	6.59	2,443,297	37,557	6.10	1,851,777	21,499	4.71
Total earning assets	3,042,863	45,047	6.00	2,926,949	40,996	5.56	2,820,265	23,511	3.38
Less: Allowance for credit losses	(30,135)			(27,530)			(18,343)
Cash and due from banks	243			5,643			6,067
Other assets	339,676			266,292			248,803
Total assets	$3,352,647			$3,171,354			$3,056,792

Liabilities
Deposits:
NOW	$796,901	$4,661	2.37%	$791,227	$2,880	1.44%	$785,108	$193	0.10%
Money market checking	209,227	928	1.80	219,334	643	1.16	466,287	202	0.18
Savings	93,297	641	2.79	77,416	263	1.35	50,041	1	0.01
IRAs	6,151	27	1.78	6,053	20	1.31	6,370	17	1.08
CDs	386,144	3,896	4.09	314,723	2,380	3.00	87,237	243	1.13
Repurchase agreements and federal funds sold	7,612	1	0.05	9,958	1	0.04	11,823	5	0.17
FHLB and other borrowings	71,166	888	5.06	11,128	115	4.10	—	—	—
Senior term loan	9,765	194	8.06	9,235	163	7.00	—	—	—
Subordinated debt	73,318	798	4.41	73,254	787	4.26	73,062	753	4.18
Total interest-bearing liabilities	1,653,581	12,034	2.95	1,512,328	7,252	1.90	1,479,928	1,414	0.39
Noninterest-bearing demand deposits	1,380,516			1,377,880			1,260,965
Other liabilities	37,087			40,264			46,318
Total liabilities	3,071,184			2,930,472			2,787,211

Stockholders’ equity
Common stock	13,471			13,452			13,458
Paid-in capital	153,389			156,111			143,795
Treasury stock	(16,741)			(16,741)			(16,741)
Retained earnings	166,426			129,853			137,633
Accumulated other comprehensive income (loss)	(35,345)			(41,793)			(9,466)
Total stockholders’ equity attributable to parent	281,200			240,882			268,679
Noncontrolling interest	263			399			902
Total stockholders’ equity	281,463			240,483			269,581
Total liabilities and stockholders’ equity	$3,352,647			$3,171,354			$3,056,792

Net interest spread (tax-equivalent)			3.05%			3.66%			2.99%
Net interest income and margin (tax-equivalent)[2]		$33,013	4.40%		$33,744	4.57%		$22,097	3.18%
Less: Tax-equivalent adjustments		$(284)			$(295)			$(249)
Net interest spread			3.02%			3.62%			2.96%
Net interest income and margin		$32,729	4.36%		$33,449	4.53%		$21,848	3.14%
1 Non-accrual loans are included in total loan balances, lowering the effective yield for the portfolio in the aggregate.
2 In order to make pre-tax income and resultant yields on tax-exempt loans and investment securities comparable to those on taxable loans and investment securities, a tax-equivalent adjustment has been computed using a Federal tax rate of 21% for the periods presented, which is a non-GAAP financial measure. See the reconciliation of this non-GAAP financial measure to its most directly comparable GAAP financial measure following this table.
3 MVB Bank’s PPP loans totaling $4.9 million, $13.6 million and $41.7 million are included in this amount as of March 31, 2023, December 31, 2022 and March 31, 2022, respectively.

Non-GAAP Reconciliation: Net Interest Margin on a Full Tax-Equivalent Basis
The following table reconciles, for the periods shown below, net interest margin on a fully tax-equivalent basis:

	Three Months Ended
(Dollars in thousands)	March 31, 2023	December 31, 2022	March 31, 2022
Net interest margin - U.S. GAAP basis
Net interest income	$32,729	$33,449	$21,848
Average interest-earning assets	$3,042,863	$2,926,949	$2,820,265
Net interest margin	4.36%	4.53%	3.14%

Net interest margin - non-U.S. GAAP basis
Net interest income	$32,729	$33,449	$21,848
Impact of fully tax-equivalent adjustment	284	295	249
Net interest income on a fully tax-equivalent basis	$33,013	$33,744	$22,097
Average interest-earning assets	$3,042,863	$2,926,949	$2,820,265
Net interest margin on a fully tax-equivalent basis	4.40%	4.57%	3.18%

Selected Financial Data
(Unaudited) (Dollars in thousands, except per share data)

	Quarterly
	2023	2022	2022
	First Quarter	Fourth Quarter	First Quarter
Earnings and Per Share Data:
Net income	$11,342	$6,509	$2,864
Earnings per share from continuing operations - basic	$0.20	$0.46	$0.17
Earnings per share from discontinued operations - basic	$0.70	$0.05	$0.73
Earnings per share - basic	$0.90	$0.52	$0.90
Earnings per share from continuing operations - diluted	$0.20	$0.45	$0.16
Earnings per share from discontinued operations - diluted	$0.67	$0.05	$0.68
Earnings per share - diluted	$0.87	$0.50	$0.84
Cash dividends paid per common share	$0.17	$0.17	$0.17
Book value per common share	$21.43	$20.69	$21.66
Tangible book value per common share [1]	$21.17	$20.25	$21.16
Weighted-average shares outstanding - basic	12,623,361	12,604,193	12,093,179
Weighted-average shares outstanding - diluted	13,016,082	13,012,460	12,927,811

Performance Ratios:
Return on average assets [2]	1.4%	0.8%	0.4%
Return on average equity [2]	16.1%	10.8%	4.2%
Net interest margin 3 4	4.40%	4.57%	3.18%
Efficiency ratio 5 10	61.4%	72.3%	85.6%
Overhead ratio 2 6	3.4%	3.6%	3.8%
Equity to assets	7.6%	8.5%	9.1%

Asset Quality Data and Ratios:
Charge-offs	$4,847	$7,878	$1,124
Recoveries	$3,169	$2,507	$386
Net loan charge-offs to total loans 2 7	0.3%	0.9%	0.2%
Allowance for credit losses	$35,513	$23,837	$18,808
Allowance for credit losses to total loans [8]	1.50%	1.00%	1.0%
Nonperforming loans	$13,085	$11,165	$18,048
Nonperforming loans to total loans	0.6%	0.5%	1.0%

Intercoastal Mortgage Company, LLC Production Data[9]:
Mortgage pipeline	$714,258	$678,345	$1,092,006
Loans originated	$232,660	$407,070	$1,130,698
Loans closed	$385,011	$388,417	$780,842
Loans sold	$302,782	$326,003	$688,094
1 Common equity less total goodwill and intangibles per common share, a non-U.S. GAAP measure. See the reconciliation of this non-GAAP financial measure to its most directly comparable GAAP financial measure following this table.
2 Annualized for the quarterly periods presented.
3 Net interest income as a percentage of average interest-earning assets.
4 Presented on a fully tax-equivalent basis.
5 Noninterest expense as a percentage of net interest income and noninterest income, a non-U.S. GAAP measure. See the reconciliation of this non-GAAP financial measure to its most directly comparable GAAP financial measure following this table.
6 Noninterest expense as a percentage of average assets, a non-U.S. GAAP measure. See the reconciliation of this non-GAAP financial measure to its most directly comparable GAAP financial measure following this table.
7 Charge-offs less recoveries.
8 Excludes loans held-for-sale.

9 Information is related to ICM, an entity in which we have a 40% ownership interest that we account for as an equity method investment.
10 Includes net income from discontinued operations

Non-U.S. GAAP Reconciliation: Tangible Book Value per Common Share
(Unaudited) (Dollars in thousands, except per share data)

	March 31, 2023	December 31, 2022	March 31, 2022
Goodwill	$2,838	$3,988	$3,988
Intangibles	420	1,631	2,155
Total intangibles	3,258	5,619	6,143

Total equity attributable to parent	271,131	261,084	263,080
Less: Total intangibles	(3,258)	(5,619)	(6,143)
Tangible common equity	$267,873	$255,465	$256,937

Tangible common equity	$267,873	$255,465	$256,937
Common shares outstanding (000s)	12,653	12,618	12,143
Tangible book value per common share	$21.17	$20.25	$21.16

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